SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

LUBRIZOL CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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THE LUBRIZOL CORPORATION
29400 Lakeland Boulevard
Wickliffe, Ohio 44092

_______________________

NOTICE OF ANNUAL MEETING
_______________________

To Our Shareholders:

     The 2006 Annual Meeting of Shareholders of The Lubrizol Corporation will be held at the Radisson Hotel and Conference Center - Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio, on Monday, April 24, 2006, at 10:00 a.m. At the meeting we will ask you to:

1.	Elect three directors for three-year terms and one director for a two-year term;

2.	Confirm the appointment of Deloitte and Touche LLP as the independent registered public accountant; and

3.	Transact other business that is properly presented at the meeting.

     Shareholders of record at the close of business on March 3, 2006 may vote at the meeting. The procedures for voting are described in the attached proxy statement.

     The business of the meeting and other information of interest to shareholders is described in the attached proxy statement. After the meeting, we will report on current operations and plans, and have a question and answer period.

     At the 2005 meeting, approximately 93 percent of the shares were voted either in person or by proxy. Your continued support is appreciated, and we hope that you will be able to join us at the April 24th meeting.

L. M. REYNOLDS
Secretary

Wickliffe, Ohio
March 15, 2006

RETURN OF PROXIES REQUESTED

Your vote is important. You can vote by telephone, over the Internet or by mailing the enclosed proxy card.

___________________

PROXY STATEMENT
___________________

VOTING INFORMATION

What may I vote on?

     The Board of Directors asks for your vote on two proposals:

  Election of nominees to serve on the Board of Directors; and

  Confirmation of the appointment of Deloitte and Touche LLP as the independent registered public accountant.

Who can vote?

     People who owned shares at the close of business on March 3, 2006 can vote at the annual meeting. On March 3, 2006, there were 68,296,369 outstanding shares of Lubrizol. Each share is entitled to one vote. This proxy statement and the enclosed proxy card were first mailed to shareholders on or about March 15, 2006.

How do I vote?

     You can vote any one of three ways:

  By Telephone: Call the toll-free number (at no cost to you) on the enclosed proxy card to vote by phone.Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded.

  If you vote by telephone, you do not need to return the proxy card.

  Over the Internet: Visit the web site listed on the enclosed proxy card to vote over the Internet. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your vote has been properly recorded.

  If you vote over the Internet, you do not need to return the proxy card.

  By Mail: Mark, sign, date and mail the enclosed proxy card to ADP Investor Communications Services in the enclosed postage-paid envelope.

     If you sign and return the proxy card or use the telephone or Internet voting procedures, but do not indicate how you wish to vote, your shares will be voted FOR the two proposals. If you indicate that you abstain, you will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting and you will be counted as voting (but not for or against) that issue. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. A broker non-vote will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting but will not be counted as voted. If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you.

     We are not aware of any other business that will be presented at the annual meeting. But, if there is other business that is properly presented at the meeting, your signature on a proxy card or through the telephone or Internet procedures gives authority to J. L. Hambrick, Chairman, President and Chief Executive Officer, C. P. Cooley, Senior Vice President and Chief Financial Officer, and L. M. Reynolds, Corporate Secretary and Counsel, to vote on those matters in their best judgment.

          Please note: If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which voting options are available to you.

Can I revoke my vote?

     You may revoke your proxy at any time before it is voted at the meeting by:

  notifying Lubrizol’s corporate secretary in writing;

  voting at a later time by telephone or over the Internet;

  returning a later-dated proxy card; or

  voting in person at the annual meeting.

Who tabulates the vote?

     ADP Investor Communications Services serves as the independent tabulator of votes and inspector of elections. It will report the voting results to us. However, it will not identify to us how you voted on any issue unless:

  there is a contested election for the Board of Directors;

  it is required by law; or

  you request it.

Who is paying for this proxy solicitation?

     We are paying for the cost of soliciting your vote, including the cost of mailing the proxy statement and proxy card as well as the costs of the telephone and Internet voting procedures. We will, upon request, reimburse brokerage houses, custodians, nominees and others for the out-of-pocket and reasonable clerical expenses they incur in connection with this proxy solicitation.

How can I help Lubrizol save money by reducing the number of proxy materials sent to my house?

     We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, we are saving money on printing and mailing costs by sending only one proxy statement and annual report to shareholders who have the same last name and address and do not participate in electronic delivery of proxy materials (unless they have told us otherwise). Shareholders who participate in householding will continue to receive separate proxy cards. If you currently share the same last name and address with another Lubrizol shareholder and in the future wish to have just one proxy statement and annual report sent to your address, please contact ADP Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717.

     If you participate in householding and you want to receive a separate copy of the annual report or proxy statement either now or in the future, please contact ADP.

     If you hold stock through a bank, broker or other holder of record, you can contact them about receiving single or multiple copies of the proxy statements and annual reports.

Instead of receiving a paper copy, can I access the proxy statement and the annual report electronically?

     The proxy statement and 2005 annual report are on our Internet site at http://corporate.lubrizol.com/Investors/ annualreport.asp.

     You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the enclosed proxy card. If you chose this option, we will furnish you with instructions next year containing the Internet address to access our proxy statement and annual report, but you will not receive paper copies of either document.

     If you hold stock through a bank, broker or other holder of record, check the information provided by them for instructions on how to elect to view future proxy statements and annual reports over the Internet. Most shareholders who hold stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to access our proxy statement and annual report.

ELECTION OF DIRECTORS

     The authorized number of Lubrizol directors is currently fixed at eleven, divided into three classes. Two classes have four members each and one class has three members. The directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

     The Organization and Compensation Committee recommended, and the Board of Directors approved, the nomination of the following four people for election as directors at this annual meeting:

  Robert E. Abernathy

  Jerald A. Blumberg

  Forest J. Farmer, Sr.

  Daniel E. Somers

     Each of these persons currently is a director. Mr. Abernathy is being nominated for a two-year term, which will end in 2008. Messrs. Blumberg, Farmer and Somers are each being nominated for a three-year term, which will end in 2009. If any of these people becomes unavailable for election, your signed proxy will be voted for the election of any person who is recommended by the Organization and Compensation Committee or will be voted in favor of holding a vacancy to be filled by the directors. The individuals who receive the greatest number of votes will be elected to the open director positions.

     The following information is presented for each person who is being nominated for election as a director and for each other director who will continue in office after the meeting:

NOMINEES FOR ELECTION

GORDON D. HARNETT, age 63, is Chairman and Chief Executive Officer of Brush Engineered Materials Inc., the world's largest producer of beryllium and beryllium-containing engineered products. Prior to joining Brush in 1991, Mr. Harnett had been Senior Vice President of The B.F. Goodrich Company. From 1977 to 1988, he had held a series of senior executive positions with Tremco Inc., a wholly owned subsidiary of B.F. Goodrich, including President and Chief Executive Officer from 1982 to 1988. From 1969 through 1976, Mr. Harnett worked for McKinsey & Co., including a two-year assignment in Tokyo. Mr. Harnett became a Lubrizol director in 1995. Mr. Harnett graduated from Miami University in 1964 with a B.S. degree in business administration. He received an M.B.A. from Harvard University in 1969. Mr. Harnett is a Director of PolyOne Corporation and EnPro Industries, Inc. In addition, he is a Trustee of University Hospitals of Cleveland and Greater Cleveland Partnership and is Chairman of Cleveland Development Advisors, Inc. Mr. Harnett's term as a Lubrizol director expires in 2007.

VICTORIA F. HAYNES, age 58, is President and Chief Executive Officer of RTI International. RTI provides government and industry clients with research and development services in health, pharmaceuticals, environmental protection, advanced technologies and public policy. Prior to joining RTI in June 1999, Dr. Haynes was Vice President-Research and Development and Chief Technical Officer at The B.F. Goodrich Company, a specialty chemicals and aerospace company. Dr. Haynes became a Lubrizol director in 1995. Dr. Haynes graduated from the University of California at Berkeley in 1969 with a B.S. in chemistry. She received a M.A. in college teaching in 1971 and a Ph.D. in physical/organic chemistry in 1975 from Boston University and followed with a post-doctoral associate assignment at Purdue University for two years. Dr. Haynes is a director of Nucor Corporation, Ziptronix, Inc., PPG Industries, Inc. and the Kansas Bioscience Authority Board. Dr. Haynes' term as a Lubrizol director expires in 2007.

WILLIAM P. MADAR, age 66, retired in March 2004 as Chairman of the Board of Nordson Corporation. He was Chief Executive Officer of Nordson until he retired from that position in November 1997. Nordson Corporation manufactures and markets worldwide industrial equipment, along with the software and application technologies that enhance its use. A 1961 graduate of Purdue University with a B.S. degree in chemical engineering, he earned an M.B.A. from Stanford University in 1965. Mr. Madar became a Lubrizol director in 1992. He is a director of Brush Engineered Materials Inc. and a trustee of the Cleveland Museum of Art. He is also co-chairman of the Advisory Committee for the Ohio Innovation Fund, an early stage venture capital fund. Mr. Madar's term as a Lubrizol director expires in 2007.

PEGGY GORDON MILLER, age 68, is President of South Dakota State University. Prior to joining South Dakota State in 1998, Dr. Miller was Acting Vice President for Academic and International Programs at the American Association of State Colleges and Universities. She has also served as a Senior Fellow at the National Center for Higher Education, President of The University of Akron and Chancellor of Indiana University Northwest. She became a Lubrizol director in 1993. Dr. Miller is also a director of A. Schulman, Inc. She is a member of the National Competitiveness Council, the Governors Value Added Investment Board and serves as Chairman of the Board of the SDSU Growth Partnership. Dr. Miller also chairs the Global Priorities Commission for the American Association of State Colleges and Universities and the Governance & Nominating Committee of A. Schulman. Dr. Miller holds degrees from Transylvania University, Northwestern University and Indiana University. Dr. Miller's term as a Lubrizol director expires in 2008.

DIRECTOR INDEPENDENCE

     In addition to the independence criteria under the New York Stock Exchange listing standards, the Board of Directors adopted the following categorical standards to determine director independence:

FORMER EMPLOYEES

     A director will not be considered independent if during any of the past three years he or she has been an employee or whose immediate family member has been an executive officer of Lubrizol or any of its subsidiaries.

FORMER AUDITORS

     A director will not be considered independent if: (a) the director or immediate family member is a current partner of Lubrizol’s internal or external auditor; (b) the director is an employee of Lubrizol’s internal or external auditor; (c) the director has an immediate family member who is a current employee of Lubrizol’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) during any of the past three years (but is no longer), the director or an immediate family member was a partner or employee of Lubrizol’s internal or external auditor and worked personally on Lubrizol’s audit during that time.

INTERLOCKING DIRECTORATES

     A director will not be considered independent if, during any of the past three years, he or she, or an immediate family member, has been an executive officer of another company for which a Lubrizol executive officer serves on that company’s board of directors.

IMMEDIATE FAMILY MEMBERS

     The following individuals are considered immediate family members: spouses, parents, children, siblings, mothers- and fathers-in law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone who shares the director’s home.

ATTORNEYS, INVESTMENT BANKERS, CONSULTANTS

     A director will not be considered independent if he or she is affiliated with a firm that is an attorney, investment banker, consultant or similar advisor to Lubrizol.

SIGNIFICANT CUSTOMER OR SUPPLIER

     A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a customer that represents more than the greater of $1 million or 2% of our total consolidated gross revenues. A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a supplier of which we represent more than the greater of $1 million or 2% of its total consolidated gross revenues.

SIGNIFICANT CHARITABLE CONTRIBUTION RECIPIENT

     A director will not be considered independent if he or she is employed as an executive officer of a not-for-profit entity of which we represent more than the greater of $1 million or 2% of its consolidated gross revenues.

     The Board has determined that Robert E. Abernathy, Jerald A. Blumberg, Forest J. Farmer, Sr., Gordon D. Harnett, Victoria F. Haynes, William P. Madar, Peggy Gordon Miller, Ronald A. Mitsch, Dominic J. Pileggi and Daniel E. Somers meet these standards of independence.

LEAD OUTSIDE DIRECTOR

     Pursuant to the Board of Director Governance Guidelines, the Chair of the Organization and Compensation Committee serves as the lead outside director, who presides over executive sessions of the outside directors. You may communicate with the outside directors of the Board through the lead outside director by sending a letter marked “Confidential” and addressed to:

          Lead Director, The Lubrizol Corporation Board of Directors
          c/o Leslie M. Reynolds, Corporate Secretary
          The Lubrizol Corporation
          29400 Lakeland Boulevard
          Wickliffe, OH 44092

     You may also send an email to the lead outside director through Lubrizol’s corporate secretary at lmre@lubrizol.com by indicating “Lead Director” in the subject line. The corporate secretary will forward these emails to the lead outside director.

ANNUAL MEETING ATTENDANCE

     The Lubrizol Corporation Board of Directors Governance Guidelines provide that the expectation for attendance at meetings is 100 percent, including the Annual Meeting of Shareholders. Each director except Daniel E. Somers attended the Annual Meeting of Shareholders on April 25, 2005.

BOARD COMMITTEES

     The Board of Directors held seven meetings during 2005. The Board has several committees, including an Organization and Compensation Committee and an Audit Committee. The Board has adopted written charters for each committee.

ORGANIZATION AND COMPENSATION COMMITTEE

     The Organization and Compensation Committee is made up of all of the outside directors and its responsibilities include corporate governance, director nominations and executive compensation. The committee held seven meetings during 2005. Its principal functions are to:

  Annually review the written charter and corporate governance and perform a self-assessment.

  Review and approve the proxy statement, including the Report of the Organization and Compensation Committee on Executive Compensation.

  Determine criteria for selecting new directors and review and recommend candidates for election as directors.

  Review and recommend candidates for election as officers.

  Oversee evaluation of the Board of Directors and management.

  Evaluate the performance of the chief executive officer.

  Set the compensation for the Board of Directors and the chief executive officer.

  Review and approve officer compensation and executive employment agreements.

  Assure effective succession planning is conducted for the chief executive officer and other executive officers.

  Designate employees to receive grants of stock options and other stock awards and determine the type and size of the awards.

  Determine the size of the fund pools for the profit sharing plan, year-end variable compensation plan and the annual incentive pay plan.

  Designate employees to receive awards under the annual incentive pay plan.

     The committee identifies nominees for director through discussions with the directors or other entities that may come in contact with qualified persons. If desired, the committee will retain a search firm to identify nominees and will approve search firm fees to be paid by Lubrizol. This committee will consider shareholder recommendations for director nominations. These recommendations should be submitted in writing to Lubrizol’s corporate secretary by January 1st before the next annual meeting.

     The committee reviews and assesses the following criteria for all nominees for directors, regardless of the source of the recommendation: independence; diversity; age; judgment; skill; integrity; willingness to make the required time commitment; the interplay of the candidate’s experience with the experience of the other Board members; and skills necessary to the needs of the Board at the time of the opening.

     The members of this committee are all of the outside directors. The Board has determined that each of the members is independent under the rules of the New York Stock Exchange and the Board’s independence criteria. The chair of this committee serves as the lead outside director for purposes of chairing regularly scheduled meetings of outside directors and for other responsibilities that the outside directors designate. Gordon D. Harnett, chair of this committee, currently is the lead outside director.

AUDIT COMMITTEE

     The principal functions of the Audit Committee are to:

  Annually appoint the independent registered public accountant and evaluate with management the performance of the independent registered public accountant. The independent registered public accountant is ultimately accountable to the Board and the Audit Committee.

  Review with the independent registered public accountant and internal auditors the planned scope and results of audits and pre-approve all audit and non-audit services performed by the independent registered public accountant.

  Hold conferences and review with the auditors matters that affect the financial statements and the results of the independent registered public accountant’s reviews, annual audit and reports.

  Review the adequacy and effectiveness of the internal audit function.

  Oversee Lubrizol’s internal control structure.

  Receive, retain and address complaints received by Lubrizol regarding accounting, internal accounting controls or auditing matters.

  Provide oversight of the activities of the chief ethics officer and review procedures for monitoring compliance with Lubrizol’s Ethical and Legal Conduct Guidelines.

  Discuss risk assessment and risk management policies.

  Annually review the written charter and perform a self-assessment.

  Obtain advice and assistance from outside advisors, as desired.

  Set clear hiring policies for employees or former employees of the independent registered public accountant.

  Periodically report the activities of the committee to the Board.

     In performing its functions, the Audit Committee acts in an oversight capacity for Lubrizol’s management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of Lubrizol’s financial statements or filings, or conducting audits of financial statements.

     The members of the Audit Committee are Daniel E. Somers (Chair), Robert E. Abernathy, Victoria F. Haynes, William P. Madar, Ronald A. Mitsch and Dominic J. Pileggi. None of the members sit on more than three audit committees of public companies.

     The Board of Directors has determined that Lubrizol has serving on the Audit Committee at least one audit committee financial expert, as defined in Item 401(h)(2) of Regulation S-K. Daniel E. Somers, Chair, is the audit committee financial expert. The Board has determined that Mr. Somers and each of the members of the Audit Committee are independent under the New York Stock Exchange listing standards and the Board’s independence standards.

Audit Committee Report

     The Audit Committee reviews Lubrizol’s financial reporting process on behalf of the Board of Directors. The committee held five meetings during 2005. During these meetings, the committee reviewed and discussed the audited financial statements for 2005 separately with management and Lubrizol’s independent registered public accountant. The discussions with the independent registered public accountant included matters required to be discussed by the Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, and other regulations. In addition, the committee received from the independent registered public accountant written independence disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accountant its independence. Based on the review of the audited financial statements and the discussions described above, the committee recommended to the Board of Directors that the audited financial statements be included in Lubrizol’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

DANIEL E. SOMERS, Chair	WILLIAM P. MADAR
ROBERT E. ABERNATHY	RONALD A. MITSCH
VICTORIA F. HAYNES	DOMINIC J. PILEGGI

GOVERNANCE GUIDELINES/COMMITTEE CHARTERS/ETHICS GUIDELINES

     The Lubrizol Corporation Board of Directors Guidelines and all the committee charters are located on our Internet site at http://corporate.lubrizol.com/Investors/governance/default.asp. Lubrizol’s Ethical and Legal Conduct Guidelines are also located on our Internet site at http://corporate.lubrizol.com/EthicsGuidelines/default.asp. Each of these documents is available in print free of charge to any shareholder who requests.

DIRECTOR COMPENSATION

     The following table shows the 2005 cash compensation of each of the directors.

Director Cash Compensation Table

     In addition to the cash compensation described above, on the date of each annual meeting, each director who is not a Lubrizol employee automatically receives a grant of $60,000 worth of restricted stock units under the 2005 Stock Incentive Plan. At the end of the one-year restriction period, Lubrizol common shares will be issued equal to the number of restricted stock units granted. A director may elect prior to the year of the grant to defer part or all of the distribution of common shares under the deferred compensation plan for directors. On April 25, 2005, 1,521 restricted stock units were granted to each of the directors then in office. The value at the end of the year of each director’s restricted stock units based on the year-end closing price of Lubrizol common shares of $43.43 was $66,057.03.

     Directors who are not Lubrizol employees may participate in a deferred compensation plan for directors. Under this plan, directors may defer all or any portion of their yearly fee and meeting attendance fees and have these amounts credited to various cash investment accounts and/or a share unit account. The investment returns of the cash investment accounts equal the performance of investment portfolios designated by the Organization and Compensation Committee. The number of share units credited to the share unit account is based on the price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on the Lubrizol common shares. When a person is no longer a director, cash is distributed from the person’s cash account and Lubrizol common shares are issued equal to the number of share units in the person’s share unit account.

     Upon our invitation, we pay the travel expenses for directors’ spouses to accompany them on board-related trips. Directors are eligible to participate in The Lubrizol Foundation’s Matching Gift Program, which is open to all employees. The Foundation will match dollar-for-dollar gifts to educational institutions and other charitable organizations up to an aggregate of $5,000 each year.

DIRECTOR SHARE OWNERSHIP GUIDELINES

     We have share ownership guidelines that require each nonemployee director to own at least 5,200 Lubrizol common shares. New directors have five years to reach this target.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND LARGE BENEFICIAL OWNERS

     The following table shows the number of Lubrizol common shares beneficially owned on January 31, 2006 by each director and each executive officer named in this proxy statement and by all officers and directors as a group. Each person has sole voting and investment power for all the shares shown, unless otherwise noted. No executive officer or director owns more than one percent of Lubrizol common shares. All executive officers and directors as a group own approximately 1.3 percent of Lubrizol common shares.

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(1)	Mr. Abernathy was appointed to the Board of Directors on February 20, 2006. As of February 20, 2006, Mr. Abernathy owned 2,000 shares.

(2)

This column includes shares owned by or jointly with family members, including 114 of Mr. Hambrick’s shares, 12,944 of Mr. Kirk’s shares, 300 of Mr. Bogus’ shares, 1,600 of Mr. Bauer’s shares and 17,468 of the shares held by the group, for which each has shared voting and investment power.

(3)	This column shows shares held in the profit sharing and savings plan, for which the individuals indicated have sole voting power and limited investment power.

(4)	This column shows shares covered by stock options that are currently exercisable or will be exercisable by March 31, 2006.

(5)

This column shows the indirect share ownership held by outside directors and officers under various deferred compensation plans described in this proxy statement. Share units attributable to Lubrizol matching contributions under the Executive Council Deferred Compensation Plan on or after January 1, 2004 will be paid solely in cash and are not shown in this table.

(6)

This includes 2,281 share units under a supplemental retirement plan. Share units attributable to additions to the plan on or after January 1, 2004 will be paid solely in cash and are not shown in this table.

SHARE OWNERSHIP GUIDELINES

     We have share ownership guidelines that require executive officers to hold shares having a value between 1.5 and 4 times their fixed pay, depending on their position.

FIVE PERCENT BENEFICIAL OWNERS

     The following table lists each person we know to be an owner of more than 5% of our shares on December 31, 2005.

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(1)

This information was obtained from a Schedule 13G dated January 31, 2006, filed by Barclays Global Investors Japan Trust and Banking Company Limited, which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. Barclays Global Investors Japan Trust and Banking Company reported sole voting power as to 3,733,165 shares, shared voting power as to zero shares, sole investment power as to 4,203,775 shares and shared investment power as to zero shares.

(2)

This information was obtained from a Schedule 13G dated February 14, 2006, filed by Janus Capital Management LLC, which is an investment advisor registered under the Investment Advisors Act of 1940. Janus Capital Management LLC reported sole voting power as to zero shares, shared voting power as to 3,578,083 shares, sole investment power as to zero shares and shared investment power as to 3,578,083 shares. Janus Capital Management LLC reported that it has an indirect 77.5% ownership stake in Enhanced Investment Technologies LLC (“INTECH”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company LLC (“Perkins Wolf”). Janus Capital Management LLC reported that due to the ownership structure holdings for Janus Capital Management LLC, Perkins Wolf and INTECH are aggregated for purposes of Schedule 13G. Janus Capital Management LLC reported that Perkins Wolf may be deemed to be the beneficial owner of 3,330,949 shares and that these holdings may also be aggregated within 13g filings submitted by Mac-Per-Wolf Company, the majority owner of Perkins Wolf. Janus Capital Management LLC reported that INTECH may be deemed to be the beneficial owner of 247,134 shares.

(3)

This information was obtained from a Schedule 13G dated February 14, 2006, filed by Mac-Per-Wolf Company, which is an investment advisor registered under the Investment Advisors Act of 1940. Mac-Per-Wolf Company reported sole voting power as to 111,349 shares, shared voting power as to 3,330,949 shares, sole investment power as to 111,349 shares and shared investment power as to 3,330,949 shares. Mac-Per-Wolf reported that the shared voting and investment holdings are held by Perkins, Wolf, McDonnell and Company, LLC and such holdings may also be aggregated within 13g filings submitted by Janus Capital Management, LLC, a minority owner of Perkins, Wolf, McDonnell and Company LLC.

EXECUTIVE COMPENSATION

     The following table shows the compensation for 2005, 2004 and 2003 of each of the named executive officers for 2005.

Summary Compensation Table

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(1)

This column reflects our payment of taxes on behalf of the officer relating to the use of financial planning services. For Mr. Hambrick in 2003 and Mr. Kirk in 2004, it also includes $66,711 and $41,250, respectively, for business club initiation fees. For Mr. Hambrick in 2005 and 2004, it includes our payment of taxes on his behalf as a result of his overseas assignment pursuant to our tax equalization policy that applies to all employees on overseas assignments.

(2)	This column reflects the number of Lubrizol common shares covered by stock options granted during the year.

(3)

This column reflects our contributions to the profit sharing and savings plan for these executives, including accruals to the related supplemental defined contribution plan and amounts expensed under the executive death benefit program, described under “Executive and Employee Benefit Plans.” These amounts have not been received by these executives. This column also reflects the dollar value of Lubrizol common shares that became distributable on March 24, 2003 under the 1991 Stock Incentive Plan pursuant to the performance share stock award program. The number and market value of shares distributable on March 24, 2003 for each of the named executive officers is as follows: Mr. Hambrick, 1,500 shares, $45,000; Mr. Cooley, 3,000 shares, $90,000; Mr. Bogus, 3,000 shares, $90,000; Mr. Kirk, 4,500 shares, $135,000; and Mr. Bauer, 3,000 shares, $90,000.

(4)

Effective January 1, 2003, the Organization and Compensation Committee granted 15,000 restricted shares to each of Mr. Cooley, Mr. Kirk and Mr. Bogus as part of their respective executive employment agreements. The shares will be issued only if the executive is still an employee of Lubrizol on January 1, 2008. The dollar value of the restricted shares for each of the grants on December 31, 2005 was $651,450. Dividends are not paid on the restricted shares.

(5)

This amount includes the grant date value of share units credited to a supplemental retirement account described under “Executive and Employee Benefit Plans.” These amounts have not been received by Mr. Bogus.

PERQUISITES

     We provide taxable financial planning services to our executive officers, which are grossed-up for taxes. We value this benefit based on the actual charge for the services, which amount is included in the executive officers’ incomes. We also provide executive officers and their spouses with annual physical examinations. We provide some of the executive officers with club memberships used for business purposes, which are available for personal use as well. Any personal use of these clubs is paid by the executive. We do not allow any executive officer to use the company plane for personal use. We pay for business-related travel for spouses, which if included in the executive’s income, is grossed-up for taxes.

STOCK INCENTIVE PLANS

     On April 25, 2005, the shareholders approved The Lubrizol Corporation 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan replaced our 1991 Stock Incentive Plan, which was terminated by the Board with respect to future grants effective November 15, 2004. Outstanding grants under the 1991 Plan remain effective subject to their terms.

     Our 2005 Stock Incentive Plan allows for grants of incentive and nonstatutory stock options, as well as stock appreciation rights, restricted and nonrestricted stock and stock unit awards. Any of our employees and our subsidiaries’ employees is eligible to be selected to participate in the plan. The plan is administered by the Organization and Compensation Committee, which selects participants and determines the type and amount of awards granted.

     There were 3,055,540 Lubrizol common shares available for grant under the plan as of the end of 2005. The option price for outstanding stock options is not less than the average of the high and the low market price of shares on the grant date. The term of each option is fixed by the committee at the time of grant. Participants can exercise their options 50% after one year, 75% after two years and 100% after three years. All outstanding options become fully exercisable upon a change of control.

     The following tables show option transactions for the named executive officers during 2005. No stock appreciation rights were granted, exercised or outstanding in 2005.

Option Grants in 2005

Aggregated Option Exercises in 2005 and December 31, 2005 Option Values

LONG-TERM INCENTIVE PLAN

Long-Term Incentive Plan - Awards in 2005 (1)

Name	Number of Shares, Units Or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans		
			Threshold # of Shares(3)	Target # of Shares(3)	Maximum # of Shares(3)
J. L. Hambrick (4)	(1)	(2)	17,500	34,920	69,800
C. P. Cooley	(1)	(2)	3,800	7,660	15,300
S. F. Kirk	(1)	(2)	3,700	7,330	14,700
D. W. Bogus	(1)	(2)	3,700	7,330	14,700
J. W. Bauer	(1)	(2)	2,200	4,490	9,000

(1) The Organization and Compensation Committee approved dollar-based target awards for Messrs. Hambrick, Cooley, Kirk, Bogus and Bauer at the end of 2005. Fifty percent of the award was converted into a number of stock options based on a Black-Scholes value of $10.15 per share. This value was determined towards the end of 2005 when the committee approved the dollar-based target awards and took into consideration the average price of Lubrizol common shares at that time. The options that were granted at the end of 2005 are shown in the 2005 Option Grant table above.

(2) The performance period runs from 2006-2008. Payouts of share units, if any, will be made in 2009.

(3) This column show shows the number of share units under the award.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee approves the compensation packages for executive officers. The committee consists of all of the outside directors.

Factors Considered by the Committee

     In carrying out its responsibilities in 2005, the committee considered the following:

  Advice from outside independent consultants on all aspects of Lubrizol’s compensation policies, including comparisons to the policies and practices of other companies;

  Relevant trends in executive compensation practices;

  Lubrizol’s financial performance;

  Lubrizol’s business performance;

  Lubrizol’s compensation policies and practices for employees generally;

  Recommendations of executive management on compensation of key employees including executive officers; and

  The committee’s and Lubrizol’s historical philosophy to reward according to Lubrizol’s performance and according to individual contribution, including the individual’s commitment to Lubrizol.

Cash Compensation of Employees Generally

     The cash compensation of employees, including the executive officers named in the compensation table in this proxy statement, consists of base (fixed) salary and a variable pay component. Employee base salary is designed to be within the mid-level range of salaries for persons having similar jobs in the chemical and related industries.

     The variable pay component authorized by the committee for employees, other than executive officers and other key employees, is paid in the first quarter and is based upon a percentage of the previous year’s net income. Variable pay is allocated to employees based on a uniform percentage of each employee’s base salary.

Review of All Components of Executive Compensation

     During 2005, the committee reviewed information about all components of the compensation provided to the executive officers, including base (fixed) salary, annual incentive, long term incentives, perquisites, group health and welfare benefit plan participation, supplemental retirement plan offerings, retention agreements, accumulated balances under non-qualified deferred compensation programs, and the effect of retirement and change-in-control of Lubrizol on stock option vesting and payouts under executive employment termination agreements. The committee reviewed a summary of the compensation programs and tables quantifying estimated values for each executive. As a result of this review, the committee determined that the compensation that had been paid to the executive officers was appropriate and reasonable, and made compensation determinations going forward that it believes were appropriate and reasonable for the mix of fixed and variable compensation provided to executive officers.

Cash Compensation of Executive Officers

Base Salary

     The base salary practices for employees also apply to executive officers.

     In 2005, for executive officers, three separate surveys selected by the committee’s compensation consultant were used to determine base (fixed) salary. These surveys included more companies than the published industry line-of-business indices used to compare total shareholder return in the performance graph under “Performance Comparisons.” However, seven peer chemical companies were included in both the salary surveys and the published industry indices. For the named executive officers, total compensation levels and practices were analyzed using compensation data published in each peer organization’s proxy statement. This analysis considered fixed salary, annual incentive, total cash compensation, long-term incentives and total compensation.

     In addition, Lubrizol’s three-year performance was compared to a peer group of 12 companies by analyzing total shareholder return, economic value added, return on equity, return on assets and growth in basic earnings per share. This analysis helps ensure that total executive pay is in alignment with Lubrizol’s performance relative to its peer group.

     The committee administers the executive compensation policy with the objective of keeping executive compensation comparable with other companies in the chemical and related industries. The average executive fixed salary in 2005 approximated the mid-level range when compared to fixed compensation paid by companies in the surveys.

Annual Variable Cash Compensation

     Executive officers and other key employees can receive variable cash compensation under an annual incentive pay plan. The committee determines a target award for each participant. For 2005, the target awards were based on objective financial performance measures and objective and subjective operational performance measures. The objective financial metrics included corporate EBITDA and capital management measures. The objective operational metric related to divestitures. The subjective operational metric addressed organizational matters following the acquisition of Noveon International, Inc., which had occurred in 2004.

     Seventy percent of the weighting for performance measures was based upon financial measures with the largest portion weighted to corporate consolidated EBITDA. The amount of payout under the annual incentive pay plan was designed to vary based upon goal accomplishment. Even if other goals were reached, corporate EBITDA had to reach a minimum predetermined target before the plan could make payments for 2005 performance.

     For executive officers of the business segments (Messrs. Kirk and Bogus) and other business segment executives, 25% of their award was based on the corporate measures described above and 75% was based on the objective financial performance measures of segment EBITDA and segment capital management, with the largest portion weighted to segment EBITDA. Even if these goals were reached, corporate EBITDA had to reach a minimum predetermined target before the plan could make payments for 2005 performance.

     Actual consolidated EBITDA for 2005 exceeded the target and the other goals were achieved or exceeded. Therefore, annual incentive plan payments were made. For Messrs. Hambrick, Cooley, Kirk, Bogus and Bauer, these payments are listed in the Bonus column of the Summary Compensation Table.

     For 2006, the variable cash component of compensation also will be earned under the annual incentive plan. In December 2005, the committee approved target awards for each participant that are based on objective financial performance measures and objective and subjective operational performance measures. The objective financial metrics include earnings per share and capital management measures. The objective operational metrics are growth and divestiture measures. The subjective operational metric addresses organizational matters.

     Sixty percent of the weighting for performance measures is based upon financial measures with the largest portion weighted to corporate consolidated earnings per share. The amount of payout under the annual incentive pay plan is designed to vary based upon goal accomplishment. Even if other goals were reached, corporate earnings per share has to reach a minimum predetermined target before the plan can make payments for 2006 performance.

     For executive officers of the business segments (Messrs. Kirk and Bogus) and other business segment executives, 25% of their award is based on the corporate measures described above and 75% is based on the objective financial performance measures of segment EBITDA, growth and capital management, with the largest portion weighted to segment EBITDA. Even if these goals were reached, corporate earnings per share has to reach a minimum predetermined target before the plan can make payments for 2006 performance.

     The committee has the discretion to adjust the amount available under the performance pay plan and to determine individual payouts under the annual incentive pay plan based upon an executive’s level of responsibility, recommendations by executive management and a subjective judgment by the committee of the executive’s contribution to Lubrizol’s financial and business performance.

Long-term Incentive Compensation

     In December 2002, the committee approved a long-term performance incentive program that would provide to certain executive officers a target payout of cash and shares in 2006 if a three-year earnings per share growth target was met. Prior to the beginning of 2003, the committee set the 2003-2005 earnings per share growth target. The payout percentage could vary up or down based upon the actual three-year earnings per share growth. The three-year earnings per share growth had to reach a minimum threshold of the predetermined target or no long-term incentive benefits would be paid. In February 2006, the committee approved payments from this program after having determined that the three-year earnings per share growth target had been met.

     In December 2003, under the long-term incentive program, the committee approved a three-year earnings per share growth target for the period of 2004-2006. If the three-year earnings per share growth reaches a minimum threshold of the predetermined target, cash and, at the discretion of the committee, shares will be paid in 2007 to certain executive officers from the 2005 Stock Incentive Plan.

     In December 2004, the committee amended the long-term incentive program to provide certain executive officers with a grant of stock options and a target payout of shares. Under this program the committee approved dollar-based target awards for key executive officers. Fifty percent of the award was converted into a number of stock options based on a Black-Scholes value of $8.54 per share. This value was determined towards the end of 2004 when the committee approved the dollar-based target awards and took into consideration the average price of

Lubrizol common shares at that time. The exercise price of the options is the fair market value of Lubrizol common shares on the date of the grant. The options require forfeiture of any outstanding options if the executive officer is terminated for cause.

     Fifty percent of the dollar-based target awards was converted into a number of share units based on a price of $35.00 per share. This price was determined in December 2005 when the committee approved the dollar-based target awards and was based on the average price of the Lubrizol common shares at that time. There are no voting or dividend rights associated with the share units until the end of the 2005-2007 performance period and payouts, if any, are made in shares from the 2005 Stock Incentive Plan. Target awards correspond to predetermined three-year EBITDA and/or earnings per share growth rate targets. The three-year growth rates must reach minimum predetermined thresholds before any payout of share units would be made in 2008. The maximum payout corresponds to three-year growth rates that are more than 150% of the target growth rates.

2006 Long-Term Incentive Compensation

     In December 2005, under the long-term incentive program, the committee approved dollar-based target awards for key executive officers including Mr. Hambrick, Mr. Cooley, Mr. Kirk, Mr. Bogus and Bauer. Fifty percent of the award was converted into a number of stock options based on a Black-Scholes value of $10.15 per share. This value was determined towards the end of 2005 when the committee approved the dollar-based target awards and took into consideration the average price of Lubrizol common shares at that time. The exercise price of these options is the fair market value of Lubrizol common shares on the date of the grant. The options require forfeiture of any outstanding options if the executive officer is terminated for cause.

     Fifty percent of the dollar-based target awards was converted into a number of share units based on a price of $41.7617 per share. This price was determined in December 2005 when the committee approved the dollar-based target awards and was based on the average price of the Lubrizol common shares at that time. There are no voting or dividend rights associated with the share units until the end of the 2006-2008 performance period and payouts, if any, are made in shares from the 2005 Stock Incentive Plan. Target awards correspond to a predetermined three-year earnings per share growth rate target. The three-year growth rate must reach a minimum predetermined threshold before any payout of share units would be made in 2009. The maximum payout corresponds to three-year growth rate that is more than 150% of the target growth rate.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation in excess of $1 million paid to specified executive officers of public companies. The committee’s approach with respect to qualifying compensation paid to executive officers for tax deductibility purposes is that executive compensation plans will be generally designed and implemented to maximize tax deductibility. However, non-deductible compensation may still be paid to provide the committee with the flexibility to structure executive compensation programs in ways that best promote the interests of Lubrizol and its shareholders. All compensation paid for 2005 to Lubrizol executive officers qualified for deduction.

Compensation of the Chief Executive Officer

     J. L. Hambrick became Chief Executive Officer on April 26, 2004 and Chairman of the Board of The Lubrizol Corporation on January 3, 2005. The committee’s intent is to set Mr. Hambrick’s base (fixed) salary within a range that is competitive with the fixed salaries of other comparably situated executives in the chemical and related industries. In October of 2005, Mr. Hambrick’s fixed salary was increased by 4%. His current fixed salary is $833,313, which places his fixed pay slightly above the median of his peers.

     Mr. Hambrick received 50.3% of his total cash compensation for 2005 from the annual incentive pay plan. This award reflected: (1) actual performance exceeding the financial performance metrics under the plan; and (2) Mr. Hambrick’s significant contribution with respect to the integration of Noveon International, Inc.

     In setting Mr. Hambrick’s total compensation, the committee considers various other aspects of corporate performance including market position, productivity, product leadership, personnel development, employee attitudes, public responsibility, quality practices and the balancing of short-term and long-term goals. For 2005, Mr. Hambrick’s total compensation was slightly below the mid-level range of comparable total compensation for chief executive officers of peer chemical companies.

     In determining Mr. Hambrick’s target long-term incentive opportunity for the 2005-2007 performance period under the long-term incentive program described above, the committee considered data provided by independent consultants and relevant trends in executive compensation practices. The payout of shares, if any, to Mr. Hambrick under this program will depend on the actual EBITDA growth for the three-year period. The three-year EBITDA growth must reach a minimum threshold of the predetermined EBITDA growth target or no long-term incentive benefits will be paid.

     Our share ownership guidelines require Mr. Hambrick, as Chief Executive Officer, to hold shares valued at four times his annual fixed pay. The guidelines provide that required ownership levels must be reached within five years following entry into a position covered by a specific level of ownership under the guidelines. As of January 31, 2006, Mr. Hambrick owned 1.82 times his annual fixed pay in shares and has until April 2009 to reach his new ownership level requirement.

GORDON D. H ARNETT, Chair	WILLIAM P. MADAR
ROBERT E. ABERNATHY	PEGGY GORDON M ILLER
JERALD A. BLUMBERG	RONALD A. MITSCH
FOREST J. FARMER, S R.	DOMINIC J. PILEGGI
VICTORIA F. HAYNES	DANIEL E. SOMERS

PERFORMANCE COMPARISONS

     The following chart compares our combined total shareholder returns for the five years ended December 31, 2005, to the combined total shareholder returns of the Standard and Poor’s 500 Index and the Standard and Poor’s Chemicals Industry.

     We have selected the Standard and Poor’s 500 Index because we believe it provides a broad equity market comparison, and is widely used for comparison by our peer group. We believe we have a peer group relationship with companies in the Standard and Poor’s Chemicals Industry.

     No single peer index or peer company is totally comparable to our business. Included in the Standard and Poor’s Chemicals Industry are companies that supply specialty chemicals and other related products to a wide variety of markets. Some of our direct competitors are chemical divisions that represent small portions of large oil companies. These chemical divisions are not included in the peer comparison because information is not available to us which shows those divisions separately from the parent company.

     The chart assumes the investment of $100 on December 31, 2000, and the immediate investment of all dividends.

EMPLOYEE AND EXECUTIVE OFFICER BENEFIT PLANS

     In addition to the equity and variable compensation plans described in this proxy statement and the group health, life and disability insurance plans available to all employees, we have the following plans for employees and executive officers.

PENSION PLANS

     We have qualified pension plans for employees. We also have a basic supplemental defined benefit plan that provides highly paid employees with the portion of their retirement benefits not payable from the pension plan because of tax law limitations and/or as a result of deferrals into a non-qualified deferred compensation plan. In addition, we have a special officers’ supplemental defined benefit plan that currently covers one officer and is described in the paragraph below the pension table.

     Benefits for employees including the executive officers under the pension plan that covers the non-union employees and the related basic supplemental plan are based on a final average pay formula or a career average pay formula, whichever produces the higher benefit to the employee. The table below uses the final average pay formula, because it produces the higher benefit at the pay levels shown.

     Final average pay is an average of an employee’s highest five consecutive years out of the last 10 years of pay. Pay for the plans consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), bonus, overtime pay, shift premium differentials, vacation and holiday pay, paid annual variable compensation, long-term disability benefits and (for purposes of the basic and special supplemental plans) cash compensation deferrals. Pay used to determine benefits for each of the named executive officers is equal to the amounts shown in the salary and bonus columns for them in the summary compensation table in this proxy statement.

     Benefits are based on a 10-year certain and life annuity. Employees hired before February 1, 1984 may elect a lump sum option. Other payment options available to all employees are a joint and 100% or 50% survivor annuity, a 15-year certain and life annuity and a life annuity.

     The final average pay formula limits years of service to 30. The estimated credited years of service for each of the named executive officers (after this 30-year service limitation) is as follows: Mr. Kirk, 30 years; Mr. Hambrick, 27 years; Mr. Bauer, 20 years; Mr. Cooley, 8 years; and Mr. Bogus, 6 years.

     The following table shows the estimated annual retirement benefits payable at age 65 under the pension plan and the basic supplemental defined benefit plan in the final average pay and years of service categories shown. The benefits are shown as a 10-year certain and life annuity.

     Mr. Hambrick is the current participant in the special officers’ supplemental defined benefit plan. Benefits under this plan are based on an average of the highest three consecutive years of pay during the last 10 years. The plan limits years of service to 30 and computes benefits on the basis of a 10-year certain and life annuity. Benefits are reduced for Social Security and payments made under other Lubrizol benefit plans. After making all the deductions required under the plan, the estimated additional annual benefit payable under this plan at age 65 (assuming current final average pay) to Mr. Hambrick is $1.2 million.

PROFIT SHARING AND SAVINGS PLAN

     We have a qualified profit sharing and savings plan for employees, including the executive officers. Each year, the Board of Directors determines the portion of Lubrizol profits that will be contributed to the plan. Profit-sharing contributions are allocated to employees’ accounts based on their pay.

     In addition, employees, including the executive officers, may contribute up to 75% of pay to the plan as a before-tax contribution. Lubrizol matches 50% of the employee’s before-tax contributions up to 6% of the employee’s pay. Employees also may make after-tax contributions subject to an overall limit of 75% of pay for their total before-tax and after-tax contributions.

     Employees direct the investment of their contributions, the company match and profit sharing contribution among a Lubrizol common share fund and 13 other funds with a range of investment characteristics.

     Employees vest in profit-sharing and matching contributions at a rate of 33% per year of service. The plan allows distribution of an employee’s vested account balance after retirement, death or other termination of employment.

     We also have a basic supplemental defined contribution plan that provides highly paid employees with the portion of the profit sharing contribution that cannot be contributed from the qualified plan because of tax law limitations and/or as a result of deferrals into a non-qualified deferred compensation plan. The investment funds in the supplemental plan are the same as under the qualified plan.

DEFERRED COMPENSATION PLANS

     We have a deferred compensation plan for executive officers. Under this plan, executive officers may defer all or any portion of their total annual pay and have these amounts credited to various cash investment accounts and/or a share unit account. The investment returns of the cash investment accounts equal the performance of investment portfolios designated by the Organization and Compensation Committee. The number of share units credited to the share unit account is based on the price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on Lubrizol common shares. At the end of the deferral period, the deferrals and earnings are distributed to the participant. Cash is distributed from the cash account and Lubrizol common shares are issued equal to the number of share units in the participant’s share unit account.

     The table below shows the 2005 employee deferral contributions, earnings, distributions and ending balances for Messrs. Hambrick, Cooley, Kirk, Bogus and Bauer under this plan.

     In addition, we have another deferred compensation plan for executive officers. Under this plan, participants may defer any amount of their annual variable pay. Deferred amounts are converted into share units based on the current market price of Lubrizol common shares. Lubrizol matches 25% of the amount deferred. Additional share units are credited for quarterly dividends paid on Lubrizol common shares. At the end of the deferral period, which is at least three years, Lubrizol shares are issued equal to the number of share units in the participant’s account. For units attributable to match that is credited after January 1, 2004, the distribution will be made in cash. The balance of the deferred share units payable in shares for Messrs. Hambrick, Cooley, Kirk, Bogus and Bauer as of January 31, 2006, are included in the Share Ownership Table under “Deferred Share Units”.

SUPPLEMENTAL RETIREMENT PLAN

     We have a supplemental retirement plan for Donald W. Bogus under which 500 share units are credited to an account each April 1st until his retirement from Lubrizol. The account also is credited with additional share units for quarterly dividends paid on Lubrizol shares. Upon his retirement, he may elect to receive the balance of his account in cash or common shares. For units credited after January 1, 2004, the distribution will be made in cash. The balance of the share units payable in shares for Mr. Bogus as of January 31, 2006, is included in the Share Ownership Table under “Deferred Share Units”.

EXECUTIVE DEATH BENEFIT PROGRAM

     The Organization and Compensation Committee selects executive officers to participate in an executive death benefit program. This program provides a benefit to the executive officer’s designated beneficiary following the executive officers’ death. The death benefit is 250% of the participant’s fixed salary for a designated year, reducing to 150% at age 70 and 100% at age 75. Mr. Hambrick currently is the only active executive participating in this plan.

EXECUTIVE AGREEMENTS

     We have employment termination agreements with senior executives, including Messrs. Hambrick, Cooley, Kirk, Bogus and Bauer. Each termination agreement provides that in the event of a change in control of Lubrizol, the executive will be employed by Lubrizol for up to three years at responsibility, salary and benefit levels equal to those immediately preceding the change in control. If the executive’s employment is terminated during those three years for reasons other than death, permanent disability, reaching age 65 or for cause, or if the executive terminates employment in specified circumstances, the benefits provided to the executive are:

(1)	a lump sum payment equal to three times the salary and other forms of cash compensation in effect at the time of termination, and

(2)	continued employee benefit coverage for the remainder of the three years.

     The termination agreements also provide that the executive will receive an amount that will cover any excise taxes that apply.

     Each executive has agreed, if the executive accepts any benefits under the termination agreement, not to compete with Lubrizol for one year after termination of employment after a change in control.

     Assuming a change in control were to occur and all of the executive officers who have termination agreements were terminated as of January 1, 2006, the estimated amount of payments that we would have to make under the termination agreements (including amounts to cover excise taxes) is $34 million.

     In addition to the employment termination agreements, we have employment retention agreements with Messrs. Cooley, Kirk and Bogus. Under the agreements, 15,000 shares will be granted to each executive if he remains employed by Lubrizol until January 1, 2008. In addition, the agreements for Messrs. Kirk and Bogus provide for participation in the executive death benefit program and the special officers’ supplemental defined benefit plan at the later of January 1, 2008 or age 60, provided that the executive is still employed by Lubrizol on that date.

EMPLOYEE SEVERANCE COMPENSATION PLAN

     We also have a severance compensation plan that provides for a severance payment to employees if, within 15 months after a change in control of Lubrizol, their employment is terminated for any reason other than death, permanent disability, voluntary retirement or for cause. Executives who receive payments under the executive termination agreements described above will not receive severance payments under the severance compensation plan.

     For an employee with five or more years of service with Lubrizol, the benefit under the severance compensation plan is a lump sum payment equal to the total cash compensation received by the employee in the preceding 12-month period. Employees with less than five years but more than six months of service would receive a lesser amount proportionate to their length of service.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and some persons who own more than 10% of our shares, to file reports of share ownership and change in ownership with the SEC, with a copy to us. We are not aware of any shareholder who owns more than 10% of our shares and is required to file these reports.

     Based solely on a review of the copies of the forms furnished to us during or for 2005, and written statements from officers and directors, we believe that all officers and directors timely filed all reports required during 2005 and any prior year.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

     The Audit Committee appointed Deloitte and Touche LLP, independent registered public accountant, to audit the financial statements of Lubrizol for the year ending December 31, 2006. The Board of Directors recommends that you confirm this appointment.

     During 2005, Lubrizol engaged Deloitte and Touche LLP to render a variety of services, including the audit of Lubrizol’s financial statements and Management’s Report on Internal Control Over Financial Reporting. A Deloitte and Touche LLP representative will attend the annual meeting, have the opportunity to make a statement and be available to answer questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES

     The following table presents fees for professional audit services by Deloitte and Touche LLP for the audit of our annual financial statements for the years ended December 31, 2005 and 2004, the audit of management’s assessment of the effectiveness of internal control over financial reporting, including Management’s Report on Internal Control Over Financial Reporting for the years ended December 31, 2005 and 2004, and fees billed for other services by Deloitte and Touche LLP during those periods:

     In considering the nature of the services provided by Deloitte and Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Touche LLP and management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002.

     All audit and non-audit services performed by Deloitte and Touche LLP must be pre-approved by the Audit Committee. The committee adopted a pre-approval policy that provides that between committee meetings the Chair of the Audit Committee, after considering the effect of these services on the auditor’s independence, may pre-approve audit and non-audit services up to $25,000 for each engagement, not to exceed $75,000 in the aggregate. All services approved by the Chair are reported to the Audit Committee at its next meeting. All services provided by Deloitte and Touche LLP during 2005 were pre-approved by the Audit Committee or pursuant to the pre-approval policy.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

     Any shareholder who wants to present a proposal at the 2007 Annual Meeting of Shareholders and have it included in our proxy materials must send us the proposal no later than November 15, 2006. Shareholder proposals submitted after that date but before February 22, 2007 may be presented at the annual meeting but will not be included in the proxy materials. If a shareholder proposal is received after February 22, 2007 the persons named on the proxy card may vote in their discretion regarding the proposal all of the shares for which we have received proxies for the annual meeting.

THE LUBRIZOL CORPORATION
L. M. REYNOLDS
Secretary

March 15, 2006

THE LUBRIZOL CORPORATION
ATTN: LESLIE REYNOLDS
29400 LAKELAND BLVD.
WICKLIFFE, OH 44092-2298

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THE LUBRIZOL CORPORATION

The Board recommends a vote FOR proposal 2.

Vote on Directors
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THE LUBRIZOL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2006 ANNUAL MEETING OF SHAREHOLDERS

APRIL 24, 2006

The undersigned shareholder of The Lubrizol Corporation hereby appoints J. L. Hambrick, C. P. Cooley and L. M. Reynolds, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the 2006 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 24, 2006 at 10:00 a.m. Eastern Daylight Time at the Radisson Hotel and Conference Center - Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio, and at any adjournments thereof, as indicated on the reverse side of this proxy card.

Should you have an account in The Lubrizol Corporation Employees' Profit Sharing and Savings Plan, this proxy represents the number of Lubrizol shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the Plan for the shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions to State Street Bank and Trust Company, Trustee for the Plan, or its designee. The Plan provides that the Trustee will vote each participant's shares in accordance with the participant s instructions. If the Trustee does not receive voting instructions for Lubrizol shares allocable to the Plan account by April 21, 2006, those shares and any other Lubrizol shares under the Plan for which no voting instructions are received, will be voted, in accordance with the terms of the Plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side. If no specification is made, authority is granted to cast the vote of the undersigned FOR ELECTION of the nominees and FOR Item 2. The agents named above cannot vote these shares unless you sign and return this proxy card or chose alternative voting options as indicated on the reverse side of this proxy card.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)